ACTION BY WRITTEN CONSENT OF THE BOARD OF DIRECTORS OF HUALE ACOUSTICS CORPORATION April 2, 2019

The undersigned, being the sole Director of HUALE ACOUSTICS CORPORATION, a Nevada corporation (the "Corporation"), does hereby consent and adopt the following resolutions with the same force and effect as if adopted at a meeting of the Board of Directors duly called and held, pursuant to Section 78.315(2) of the Nevada Revised Statutes and pursuant to the bylaws of the Corporation.

MERGER OF THE CORPORATION INTO THE NEWLY FORMED CAYMAN ISLANDS SUBSIDIARY CORPORATION

WHEREAS, Board of Directors has concluded that redomiciling the Corporation from Nevada to the Cayman Islands is in the best interests of the Corporation's stockholders; and

WHEREAS, the Board of Directors desires to submit the approval of the merger of the Corporation into its wholly-owned Cayman Islands subsidiary corporation (the "Subsidiary") to the Corporation's stockholders for their approval in compliance with the Nevada Revised Statutes; and

WHEREAS, the proper officers of the Corporation are authorized, directed and empowered to prepare such consent resolutions and other documents as shall be necessary and proper to solicit the consent of the Corporation's stockholders to merge the Corporation into the Subsidiary; and

WHEREAS, the Board of Directors of the Corporation desires that the Corporation merge with and into the Subsidiary, pursuant to Section 92A.190 of the Nevada Revised Statutes ("Merger"); and

WHEREAS, under the proposed terms of the Merger, the Corporation will cease to exist, and the Subsidiary will be the sole surviving company; and

WHEREAS, the Board of Directors has caused to be prepared an agreement and plan of merger between the Corporation and the Subsidiary (the "Merger Agreement"), a copy of which is attached hereto as Exhibit A, and a plan of merger between the Corporation and the Subsidiary (the "Plan of Merger"), the form of which is attached to the Merger Agreement as Annex A; and

WHEREAS, the Board of Directors desires to submit the Merger, the Merger Agreement and the Plan of Merger to the stockholders of the Corporation for their approval and to recommend such approval.

NOW, THEREFORE, BE IT:

RESOLVED: that the Merger between the Corporation and the Subsidiary be, and it hereby is, approved in all respects.

FURTHER RESOLVED: that the Merger Agreement and the Plan of Merger be, and they hereby are, approved in the form attached hereto, together with such amendments and

changes thereto as the officers of the Corporation deem necessary and proper in their sole and absolute discretion, as conclusively evidenced by their execution thereof.

FURTHER RESOLVED: that the record date (the "Record Date") for submission of the Merger, the Merger Agreement and the Plan of Merger to the stockholders of the Corporation be, and it hereby is, set at the close of business on March 31, 2019 (Hong Kong Time).

FURTHER RESOLVED: that the Merger, the Merger Agreement and the Plan of Merger be submitted to the stockholders of the Corporation as of the Record Date for their approval.

FURTHER RESOLVED: that the sole Director of the Corporation recommend the Merger, and that the stockholders of the Corporation approve the Merger, the Merger Agreement and the Plan of Merger.

FURTHER RESOLVED: that, subject to the approval thereof by the stockholders of the Corporation, the proper officers of the Corporation be, and they each either individually or acting together are hereby, authorized, empowered and directed to execute, enter into, deliver and perform the Merger Agreement and the Plan of Merger on behalf of the Corporation.

FURTHER RESOLVED: that, subject to the approval of the Merger by the stockholders of the Corporation, the officers of the Corporation be, and they each either individually or acting together are hereby, authorized, empowered and directed to execute and file all such documents and perform all such acts as may be required or appropriate to effect the Merger in accordance with the Nevada Revised Statutes and the Companies Law (2018 Revision) of the Cayman Islands.

FURTHER RESOLVED, that the Merger Agreement and Plan of Merger attached hereto as Exhibit A and Annex A to Exhibit A, and the Articles of Merger attached hereto as Exhibit B, are hereby ratified, confirmed and approved, subject to the approval of the Merger, the Merger Agreement and the Plan of Merger by the Corporation's stockholders.

FURTHER RESOLVED, that the proper officers of the Corporation be, and they hereby are, authorized, empowered and directed to execute and deliver the Articles of Merger in the name and on behalf of the Corporation to the Nevada Secretary of State, with such changes therein as the officers executing the same shall in their sole discretion approve, as conclusively evidenced by their execution thereof.

FURTHER RESOLVED, that, contingent upon the approval by the Corporation's stockholders of the Merger, the officers of the Corporation be, and they hereby are, authorized, empowered and directed to do and perform all actions to effect the Merger in accordance with the terms and provisions of the Merger Agreement, the Plan of Merger and the Articles of Merger and, further, to execute and deliver in the name and on behalf of the Corporation any and all such documents as they, in their sole discretion, may deem necessary or advisable to effectuate the purposes and intent of the foregoing resolutions.

GENERAL RESOLUTIONS

RESOLVED, that each officer of the Corporation is hereby authorized and directed to do and perform, or cause to be done and performed, all such acts, deeds and things, and to

make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Corporation or otherwise as each such officer may deem necessary or appropriate to effectuate or carry out fully the purpose and intent of the foregoing resolutions and any of the transactions contemplated thereby.

FURTHER RESOLVED, that all actions heretofore taken by any director or officer of the Corporation in connection with any matter referred to in the foregoing resolutions are hereby approved, ratified and confirmed in all respects.

FURTHER RESOLVED, that the secretary and any assistant secretary of the Corporation or any other officer of the Corporation is hereby authorized to certify and deliver, to any person to whom such certification and delivery may be deemed necessary or appropriate in the opinion of such officer, a true copy of the foregoing resolutions.

IN WITNESS WHEREOF, the undersigned sole director of the Corporation has evidenced his approval of the foregoing recitals and resolutions effective as of April 2, 2019.

SOLE DIRECTOR



HUANG Zhicheng